EXHIBIT 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

June 23, 2010

Central Illinois Public Service Company

607 East Adams Street

Springfield, Illinois 62739

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Central Illinois Public Service Company, an Illinois corporation (“CIPS”), including the information statements of CIPS and Illinois Power Company, an Illinois corporation (“Illinois Power”), forming a part thereof, relating to the proposed mergers of Central Illinois Light Company, an Illinois corporation (“CILCO”), and Illinois Power with and into CIPS.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz